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                                                                    Exhibit 99.1
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Friday December 22, 12:38 pm Eastern Time

Press Release

Enviro-Clean of America Inc. To Explore Strategic
Alternatives, Completes Sale of Subsidiary, Moves Corporate
Headquarters and Adds New Board Member

SAN ANTONIO--(BUSINESS WIRE)--Dec. 22, 2000--Enviro-Clean of America Inc. (OTCBB:EVCL - news), today announced, the Board of Directors, has voted
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unanimously that it would be in the best interest of its shareholders to discontinue the acquisition of janitorial supply companies due to changes in the marketplace and competition.
The Board has formed a special Mergers and Acquisition committee to the Board to explore strategic alternatives, which will include acquisitions outside of the janitorial supply industry and mergers with private or public companies.
Randall K. Davis, president, stated, "The formation of the special committee will allow Enviro-Clean to formally pursue strategic alternatives available to the Company. We will continue to reduce debt and raise capital to acquire, merge or make investments in companies, outside of the janitorial supply space, that can utilize our existing management and infrastructure."
Davis continued, "we continue to monitor our 37% equity stake in equip2move Inc. and our 930,000 share investment in b2bstores.com Inc. (Nasdaq:BTBC - news) and
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its recently announced executed merger agreement with IVAX Diagnostics, a subsidiary of IVAX Corporation (AMEX:IVX - news)."
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Additionally, the Company announced that it has completed the sale of June
Supply Corp for $1,400,000 to York Supply LTD. Enviro-Clean expects to take a non-cash charge against current earnings of approximately $1,800,000 on the transaction. Enviro-Clean had owned June Supply Corp. since its September 1999 acquisition.
In as separate announcement the Board of Directors has voted unanimously to move the headquarters of Enviro-Clean to San Antonio, Texas. The corporations operations will be based in San Antonio on a permanent basis.
The Board of Directors voted unanimously to add Melvin Schreiber CPA, to the Board of Directors and to accept the resignation of Mark A. Rice. Schreiber is the Managing Partner in the firm of Moses and Schreiber, LLP. His years of accounting practice include over thirty years of financial planning, estate planning and participation in mergers, acquisitions and public offerings. Schreiber has valued enterprises ranging in value from $100,000 to over $20 million dollars.
Randall K. Davis, president, stated, "We are very fortunate to have Mel Schreiber join our Board of Directors. His years of experience in accounting and in the valuing of companies will be an asset to Enviro-Clean as we explore strategic alternatives." Davis continued, "I want to thank Mark Rice for serving on our Board over the past year an wish him well in his future endeavors." Rice resigned from the Board of Directors to devote more time to the managing of his hedge fund, The DotCom Fund LLC. Rice, through his hedge fund, remains a shareholder of Enviro-Clean.
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Enviro-Clean of America Inc., headquartered in San Antonio, Texas is a manufacturer and distributor in the janitorial and sanitary maintenance supply industry. Its wholly owned subsidiaries comprise 13 operating locations which currently include Cleaning Ideas Corp (San Antonio, Texas); Sanivac/Davis Manufacturing Company (San Antonio, Texas); Kandel & Son (Hicksville, N.Y.); Superior Chemical & Supply (Bowling Green, Ky.). The Company additionally owns 37% of equip2move Inc. a development stage online industrial and commercial equipment Internet auction site and 11% of b2bstores.com Inc. (Nasdaq:BTBC -
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news). The Company's common stock trades on the Over-the-Counter Bulletin Board
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under the symbol "EVCL".
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
     Enviro-Clean of America Inc., San Antonio
     Randall K. Davis, 210/293-1232, ext. 100
     randall@evclean.com
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     www.evclean.com
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